ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, entered into effective December 31, 1996 is by and among Laurence H. Anton ("Anton"), Star Point Enterprises, Inc. d/b/a Pro-Line Cap Company, a Texas corporation ("Seller"), and Carlyle Golf, Inc., a Colorado corporation ("Buyer").

                                    RECITALS

     A. Seller is engaged in the business of manufacturing headwear (the "Business").

     B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, certain assets of the Business upon the terms and conditions set forth below.
                                   AGREEMENTS

     In consideration of the aforementioned premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                              Agreement to Sell and
                                 Purchase Assets

     Upon the terms and subject to the conditions herein set forth, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer on Closing, free and clear of any liens, mortgages or encumbrances whatsoever (other than (i) liens for current taxes not yet due and payable; (ii) imperfections of title and encumbrances, if any, none of which, individually or in the aggregate, (1) are substantial in amount, (2) materially detract from the value of the property subject thereto, or (3) materially impair or interfere with the use of the Transferred Assets in the Business, (the foregoing in clauses (i) and (ii) are hereafter referred to as "Permitted Liens")), by such bills of sale, assignments and other documents as have been reasonably requested by counsel for Buyer, and Buyer hereby agrees on the date hereof to purchase and accept delivery of certain assets relating to the Business that are owned by Seller according to Seller's December 31, 1996 balance sheet (the "December Balance Sheet"), as shown in Exhibit A attached hereto, that are necessary for Buyer to operate the Business (collectively, the "Transferred Assets") including, without limitation:

     1.1 all equipment located at Seller's manufacturing, distribution and administrative facilities, as more fully described on Schedule 1.1(a) attached hereto, but excluding certain assets separately described on Schedule 1.1(b) consisting of certain personal effects and furnishings owned by Anton.

     1.2 all inventory relating to the Business, including raw materials, semi-finished product, finished product and stores and spare parts (the "Inventory") but, excluding that obsolete inventory which secures the Summit Bank loan for $88,338 (as shown on the December Balance Sheet and separately described on Schedule 1.2) (the "Excluded Inventory") and any proceeds therefrom;

     1.3 all right, title and interest of Seller in and to all accounts receivable, notes receivable, and receivables due from employees ("Accounts Receivable").

     1.4 all rights to (a) inventions directly relating to the Business, including United States patents, their foreign equivalents and pending United States patent applications (provided that Seller shall retain a royalty free, non-exclusive license to such patents and patent applications for purposes other than the Business), (b) trademarks and trade names used in connection with the Business, (c) all other intellectual property rights, including unpatented technical information, trade secrets and know-how, owned or licensed by Seller that directly relate to the operation of the Business (the "Intellectual Property"). The rights include, without limitation, all those rights listed on Schedule 1.4 attached hereto;

     1.5 all customer lists, prospect lists, supplier lists marketing documents and promotional materials, proposals and other proprietary marketing information of Seller;

     1.6 all of Seller's rights under agreements (hereinafter "Contract Rights"), including sales orders and facilities leases directly relating to the Business, that have not been terminated prior to the Closing except those relating to the Excluded Inventory, including, without limitation, those Contract Rights listed on Schedule 1.6 attached hereto; and

     1.7 all right, title and interest of Seller in and to all cash and cash equivalents, including cash held in bank accounts listed, by bank and account number, on Schedule 1.7 attached hereto;


                                   ARTICLE II

                              Assets Not Purchased

     Anything to the contrary in this Agreement notwithstanding, the following assets of Seller are not being sold hereby:

     (a) certain intangible assets totalling $332,653 reflected on the December Balance Sheet and more fully described at Schedule 2(a) attached hereto;

     (b) certain merchandise samples totaling $45,000 reflected on the December Balance Sheet more fully described at Schedule 2(b) attached hereto;

     (c)  the Excluded Inventory or any proceeds therefrom;

     (d) assets which are related only to the proposed activities of Larry Anton & Associates, Inc. in selling goods and providing services as more fully described on Schedule 2(d) attached hereto (collectively the "LAA
Activities");

     (e) claims for refunds of taxes and other governmental charges for periods ending on or prior to the Closing Date;

     (f) claims or rights against third parties relating solely to liabilities and obligations that are not assumed by Buyer hereunder;

     (g) rights under insurance policies, including rights to any cancellation value on the Closing, except to the extent that such policies are reflected as assets on the December Balance Sheet;

     (h) security deposits paid by Seller to utility companies or other parties, except to the extent that such deposits are reflected as assets on the December Balance Sheet; and

     (i) Seller's corporate minute books and other books and records other than those set forth in Section 1.5 hereof (collectively, the "Excluded Assets").

                                   ARTICLE III

                                     Closing

     The Closing of this transaction shall take place simultaneously with the execution hereof. If the transaction is not closed by that date, either party may unilaterally terminate this Agreement without liability or notice to the other.

                                   ARTICLE IV

                      Purchase Price for Transferred Assets

     4.1(a) The purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Assets will be approximately $4,784,812, consisting of (1) the assumption of certain Liabilities totaling $3,137,783 as more fully set forth at Section 5.1(a) and (b) and supporting schedules (2) the assumption and simultaneous conversion of all current and long-term debt, including accrued interest, held by Anton and/or related entities of $976,489 (the "Anton Debt"), into Preferred Stock as more fully set forth in Section 5.1(c) and supporting exhibit and (3) the issuance of 322,375 shares of Common Stock to Seller with an agreed upon value of $670,540, or $2.08 per share (representing the average of the closing ask price of the Common Stock for the ten (10) trading days beginning five (5) trading days prior to January 9, 1997). The assumption of liabilities, including the assumption and conversion of the Anton Debt together with the issuance of Common Stock as set forth above shall constitute full payment for the Transferred Assets and Buyer will have no obligation to make any cash payment in connection with this Transaction except the payment of transfer, sales and use taxes in accordance with Section 16.1, as set forth in Section 6.1 and as contemplated by Article VII.

          (b) To assist Buyer in meeting its obligations at Section 4.1(a)(1) above, Seller agrees to loan or cause to be loaned to the Buyer at Closing the sum of $1,243,000 (the "New Anton Loan"), to be evidenced by a Secured Promissory Note in the form attached hereto as Exhibit B, secured by a Deed of Trust in the form attached hereto as Exhibit C.

          (c) Buyer agrees that, immediately upon Closing, (1) it will use its best efforts to obtain within sixty (60) days from Closing if possible and, in any event, within 120 days from Closing, additional capital (the "New Capital"), through the public or private sale of securities, in an amount at least sufficient to permit the Buyer to retain $800,000 and to pay off the New Anton Loan and (2) the first $800,000 of net proceeds from the New Capital will be retained by the Buyer; the remaining net proceeds will be used to pay off the New Anton Loan.

                                    ARTICLE V

                            Assumption of Liabilities

     5.1 Buyer hereby agrees to assume, to the extent the same remain unpaid on the date hereof, the following liabilities of Seller;

          (a) All accounts payable, accrued commissions and royalties, other accrued liabilities (excluding accrued interest on the Anton Debt and the current portion of long-term debt) and (X) the aggregate principal amount of Seller's line of credit at Summit Bank as of December 31, 1996 (collectively "Current Liabilities").

          (b) all accrued interest, current and long-term debt, excluding Anton Debt, on the December Balance Sheet as detailed in Schedule 5.1(b) attached hereto, however, Buyer will not assume the Summit Bank loan related to the Excluded Inventory;

          (c) all Anton Debt, as detailed in Schedule 5.1(c) attached hereto, which debt shall be simultaneously converted into Series A Convertible Preferred Stock ("Preferred Stock") of the Buyer in accordance with the Debt Conversion and Registration Right Agreement provided at Exhibit D attached hereto;

          (d) liabilities or obligations of Seller pertaining to the Transferred Assets or the operation of the Business which arise under the terms of a contract, agreement, license, lease or other commitment (i) which is disclosed in the schedules to this agreement, and (ii) which was entered into by Seller in the ordinary course of business of Seller; provided that, in the case of any contract, agreement, license, or other commitment to be assumed by Buyer hereunder, except as otherwise expressly agreed to herein, only to the extent such liabilities arise out of and relate solely to the period after the Closing Date and which by the terms thereof are to be observed, paid, discharged or performed, as the case may be, at any time on and after the Closing Date; and

          (e) those obligations with respect to employees detailed in Article XIV hereof.

     5.2 Buyer does not assume any long term debt beyond the amount set forth in the December Balance Sheet.

     5.3 Seller hereby agrees and acknowledges that Buyer will assume no liabilities, obligations or commitments of Seller other than those specifically assumed in Section 5.1, above.


                                   ARTICLE VI

                         Real Estate Purchase and Lease

     6.1 At Closing, Buyer will also purchase from Shirley G. Anton and Laurence H. Anton (the "Building Owner") a building located at 8224 White Settlement Road, Fort Worth, Texas for $567,364 (such amount being hereinafter referred to as the "Building Purchase Price"), the contract for purchase and sale being substantially in the form set forth at Exhibit E attached hereto. The Building Purchase Price shall be payable by Buyer (a) by the issuance on Closing of a Secured Promissory Note in the principal amount of $223,421 in the form attached hereto as Exhibit F, secured by a Deed of Trust attached hereto as Exhibit G, and (b) by the issuance of 343,943 shares of Preferred Stock.

     6.2 At Closing Buyer will enter into leases substantially in the form set forth at Exhibit H attached hereto on real property located at 512 Jennings and 8314 White Settlement Road with certain Anton family entities.


                                   ARTICLE VII

                              Consulting Agreement

     At Closing Buyer and Anton agree to execute a Consulting Agreement in the form set forth at Exhibit I attached hereto under which Anton will render certain consulting services to the Buyer for a period of three (3) years from Closing.


                                  ARTICLE VIII

                              Exchange of Documents

     8.1  On closing, Buyer will receive from Seller and/or Anton:

          (a) such bills of sale, deeds, assignments and other instruments as may be necessary (or, in the opinion of Buyer's counsel, advisable) to transfer, assign and convey the Transferred Assets from Seller to Buyer;

          (b)  the New Anton Loan;

          (c) opinion dated the date hereof, of legal counsel for Seller in substantially the form of Exhibit J attached hereto;

          (d) certified copies of resolutions adopted by (i) the Board of Directors of Seller and (ii) all of the stockholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller;

          (e) such other documents or instruments as Buyer has reasonably requested to effect the transactions contemplated hereby.

     8.2 On closing, Seller, Anton, the Building Owner and/or the holders of the Anton Debt, as the case may be will receive from Buyer:

          (a) such assumption instruments as have been necessary (or, in the opinion of Seller's counsel, advisable) to cause Buyer to assume the Assumed Liabilities together with releases from all existing lenders to Seller of all collateral securing indebtedness of Seller (other than the Transferred Assets) and all guaranties respecting such indebtedness;

          (b) an opinion, dated the date hereof, of legal counsel for Buyer in substantially the form of Exhibit K attached hereto;

          (c) certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer; and

          (d) the Real Estate Purchase, Lease, Debt Conversion and Registration Rights and Consulting Agreements as executed by Buyer;

          (e) the Common Stock referenced at Section 4.1(a) and Series A Convertible Preferred Stock referenced at Sections 5.1(c) and 6.1;

          (f) the Secured Promissory Notes and Deeds of Trust referenced at Sections 4.1(b) and 6.1; and

          (g) such other documents or instruments as Seller has reasonably requested to effect the transactions contemplated hereby.


                                   ARTICLE IX

               Representations and Warranties of Seller and Anton

     Seller and Anton hereby represent and warrant to Buyer as follows:

     9.1 Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions where the nature of its business or the ownership of its property requires such qualification except where the failure to be so qualified would not have a material adverse effect on Seller's results of operations, properties, assets or condition (financial or otherwise) ("Material Adverse Effect"). Seller has all requisite power and authority to own, lease and operate its properties, and to carry on the Business as it is now being conducted.

     9.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including unanimous consent of stockholders) on the part of Seller, and this Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding and enforceable obligation of Seller, except (a) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (b) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (c) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to discretion of the court before which any proceeding therefor may be brought. Except as provided on Schedule 9.2 attached hereto neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will contravene, violate, constitute a default or the creation of a lien (i) under Seller's certificate of incorporation or bylaws, (ii) to the best of Seller's knowledge, any law judgment, order, injunction, decree, regulation or ruling of any court of governmental authority domestic or foreign, to which Seller or any of its properties or assets is subject, or (iii) any material agreement, lease, commitment or contract to which Seller is a party, or by which it or any of its properties or assets may be bound.

     9.3 To the best of Seller's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will conflict with, or result in a breach or contravention of any of the terms or provisions of any agreement or other instrument or obligation to which any officer or director of Seller is a party, the violation of which could reasonably be expected to have a Material Adverse Effect.

     9.4 Except for the Excluded Assets, the Transferred Assets include all of the rights and properties (tangible and intangible) used in the Business as heretofore conducted, and constitute all of the material assets, properties, rights and interests necessary to conduct the Business as now conducted.

     9.5 Except as provided on Schedule 9.5 attached hereto, Seller owns all of the Transferred Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever except Permitted Liens. All of the contracts and other agreements acquired hereunder are in good standing and are valid and effective in accordance with their respective terms and no material breach or default by Seller exists or has been asserted and remains uncured with respect to any thereof.

     9.6 Seller has delivered to Buyer (a) its unaudited financial statements for the calendar year ended December 31, 1996, (b) its audited financial statements for the calendar years ended December 31, 1994 and December 31, 1995 and (c) the unaudited September 30, 1996 Balance Sheet (collectively the "Financial Statements"). The Financial Statements (i) fairly and accurately present the financial position of the Seller as of the balance sheet dates and the results of the Seller's operations for the periods then ended and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") except as otherwise expressly stated therein and except that the December and September Balance Sheets do not contain footnotes as required by GAAP.

     9.7 All tax returns and related information required to be filed by or on behalf of Seller with respect to the Business have been prepared and filed in accordance with applicable law, and all taxes, interest, penalties, assessments or deficiencies that have become due pursuant to such returns or any assessments or otherwise have been paid in full. All such returns are true and correct in all material respects. Seller has in all material respects paid all taxes owed by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party. With respect to the Business, Seller has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a material tax assessment or deficiency relating to Seller or the Business and there are no existing extensions with respect to the filing by Seller of any tax return. The amounts reflected as taxes (other than income taxes, any liabilities for which is retained by Seller hereunder) payable on the December Balance Sheet are sufficient for the payment of all accrued, unpaid or deferred taxes, assessments and charges with respect to the Business for all periods up to and through the date thereof.

     9.8 Seller owns or has the right to use in the conduct of the Business, without payment of any license fee, royalty or similar charge, the Intellectual Property. There is no claim or demand of any person pertaining to, or any proceeding pending or, to the best knowledge of Seller, threatened, which challenges the rights of Seller in respect of the Intellectual Property. None of the Intellectual Property owned by Seller is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency or infringes on the patent rights or copyrights of other or, to the best knowledge of Seller, is being infringed by others or, to the best knowledge of Seller, is used by others (whether or not such use constitutes infringement). To the best knowledge of Seller, none of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court arbitrator or administrative agency or infringes on the United States patent rights or copyrights of others.

     9.9 Attached hereto as Schedule 9.9 is a true and complete list of all persons employed by Seller, including a description of all compensation arrangements (including commission arrangements) affecting such persons and a description of the basis for their compensation. Seller has heretofore delivered to Buyer a copy of all employment agreements, non-competition agreements and non-disclosure agreements covering any of its employees.
Schedule 9.9 hereto also describes all employee benefit plans or arrangements for Seller's employees including, without limitation, incentive plans for salesmen, bonus arrangements, pension or profit-sharing plans, employer contributions to hospitalization and other insurance programs, and vacation and sick leave policies. Seller has no contracts, agreements or understandings, written or oral, with any labor union or other labor organization or employee bargaining group relating to its employees. Seller has no knowledge of any efforts being made on the part of any labor union or other labor organization or employee bargaining group with respect to representation or organization of any of Seller's employees.

     9.10 Except as set forth on Schedule 9.10 attached hereto, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Seller at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, or any arbitration proceedings pending under collective bargaining agreements or otherwise, which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or which seek to prohibit, restrict or delay the consummation of transactions contemplated hereby.

     9.11 Seller is in compliance in all material respects with applicable statutes and regulations of the United States of America, or of any state or municipality or agency of any thereof having jurisdiction over it. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority in any respect material to this transaction.

     9.12 Seller has no knowledge, or reason to know, of any effective or threatened termination, cancellation, or significant limitation, modification or change in its business relationship with any customer or any group of affiliated or interrelated customers, whose purchases individually or in the aggregate constituted more than three percent (3%) of Seller's sales for the year ended December 31, 1996.

     9.13 Seller's operations, properties and assets are (a) in compliance in all material respects with the requirements of all applicable federal, state, and local environmental, health, and safety statutes, regulations and rules of common law (the "Environmental Laws"), (b) not the subject of any "Superfund" evaluation or investigation or subject to any state superlien environmental law, and (c) not the subject of any federal, state, or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous substance, pollutant, hazardous waste, or contaminant ("Hazardous Substances") into the environment. None of the properties or assets of Seller are contaminated with Hazardous Substances.

     9.14 Since September 30, 1996, except as set forth in Schedule 9.14 hereof, there has not been any:

          (a) transaction by Seller except in the ordinary course of business as conducted on that date;

          (b) material adverse change in the financial condition, liabilities, assets, business, or prospects of Seller;

          (c) destruction, damage to, or loss of any Transferred Asset that has or could reasonably be expected to result in a Material Adverse Effect;

          (d) labor trouble or other event or condition of any character that has or could reasonably be expected to result in a Material Adverse Effect;

          (e) declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of Seller, or any direct or indirect redemption, purchase, or other acquisition by Seller of any of its shares of capital stock;

          (f) increase in the salary or other compensation or benefit payable or to become payable by Seller to any of its officers, directors, or management and key employees, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person, except for normal increases to non-officers and non-directors in accordance with Seller's personnel policies;

          (g) sale or transfer of any Transferred Assets, except in the ordinary course of business;

          (h) amendment or termination of any material contract, agreement, or license to which Seller is a party and which is included in the definition of Transferred Assets, or extension or renewal of any lease under which Seller is a lessee;

          (i) loan or salary advance by Seller to any person or entity, or guaranty by Seller of any loan or repayment of any loan from any shareholder;

          (j) mortgage, pledge, or other encumbrance of any asset of Seller except which has arise by reason of purchase money liens on assets acquired in the ordinary course of business;

          (k) waiver or release of any right or claim of Seller, except in the ordinary course of business;

          (l) violation by Seller of any applicable laws, rules or regulations which violations has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (m) other event or condition of any character that has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (n) issuance or sale by Seller of any shares of its capital stock of any class, or of any other of its securities; or

          (o) agreement by Seller to do any of the things described in the preceding clauses (a) through (n) of this section.

     9.15 From and after Closing, Seller and Anton will use their best efforts to assist Buyer in obtaining all third party consents which may be required or desired in connection with existing contracts.

     9.16 As of December 31, 1996 Seller did not have, and as of the date hereof Seller does not have, any debt, liability, or obligation of any nature, including, but not limited to, claims by or liability to past or present employees for wages and employee benefits, whether accrued, absolute, contingent, or otherwise and whether due or to become due, that may or could be asserted against Buyer except such liabilities as are being expressly assumed by Buyer.

     9.17 No representation or warranty by Seller or Anton set forth herein or in any schedule hereto or certificate furnished in connection with the transactions contemplated hereby contains as of the date hereof any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein not misleading.


                                    ARTICLE X

                     Representations and Warranties of Buyer

     Buyer hereby represents and warrants to Seller as follows:

     10.1 Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     10.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding and enforceable obligation of Buyer, except (a) as rights to indemnify, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (b) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (c) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will contravene, violate, constitute a default or the creation of a lien (i) under Buyer's certificate of incorporation or bylaws, (ii) to the best of Buyer's knowledge, any law judgment, order, injunction, decree, regulation or ruling of any court of governmental authority domestic or foreign, to which Buyer or any of its properties or assets is subject, or (iii) any material agreement, lease, commitment or contract to which Buyer is a party, or by which it or any of its properties or assets may be bound.

     10.3 To the best of Buyer's knowledge, except as provided on Schedule 10.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will conflict with, or result in a breach or contravention of any of the terms or provisions of any agreement or other instrument or obligation to which any officer or director of Buyer is a party, the violation of which could reasonably be expected to have a Material Adverse Effect.

     10.4 The loan agreement between the Buyer and Norwest Bank which will be used by the Buyer to assist it in meeting its obligations at Section 4.1(a)(1) (the "Norwest Loan") will permit payment of the principal amount of the New Anton Loan in the manner set forth at Section 4.1(c) and will permit payments of interest on the New Anton Loan in the manner set forth in the promissory note evidencing the New Anton Loan. The provisions of the Norwest Loan referenced above will not be changed without the prior written approval of the Seller.


                                   ARTICLE XI

                                    Brokerage

     Each of Seller and Buyer represents and warrants to the other that, except for fees payable by the Buyer to the Wallach Company, it has not taken any action on account of which a claim by any person could arise for any brokerage fee or commission with respect to the negotiation, execution and performance of this Agreement, and each of Seller and Buyer agrees to indemnify, defend and hold harmless the other from and against any loss, claim or expense arising from a breach of its foregoing representation and warranty.


                                   ARTICLE XII

                            Conditions to Transaction

     12.1 The respective obligations of the Buyer and Seller to effect the transaction described herein shall be subject to the satisfaction, prior to Closing, of the following conditions:

          (a) all consents (except those referenced at Schedule 9.2), approvals, orders or authorizations of, the failure of which to occur, file or be obtained would be reasonably likely to have a material adverse affect on Buyer's ability to conduct the Business shall have occurred;

          (b) no order, ruling or injunction issued by any court of competent jurisdiction restraining and enjoining or otherwise prohibiting the consummation of the transaction, or limiting or restricting Buyer's conduct or operation of the Seller's Business after the transaction shall have been issued and then be in effect.

     12.2 The obligations of Buyer to effect the transaction are subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

          (a) the representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except for changes contemplated by this Agreement; and Buyer shall have received a certificate signed on behalf of Seller by the President and Treasurer of the Seller to such effect;

          (b) Seller and Anton shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to Closing; and Buyer shall have received a certificate signed on behalf of the Seller by the President and the Treasurer of the gage, pledge, or other encumbrance of any asset of Seller except which has arise by reason of purchase money liens on assets acquired in the ordinary course of business;

          (c) waiver or release of any right or claim of Seller, except in the ordinary course of business;

          (d) violation by Seller of any applicable laws, rules or regulations which violations has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (e) other event or condition of any character that has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (f) issuance or sale by Seller of any shares of its capital stock of any class, or of any other of its securities; or

          (g) agreement by Seller to do any of the things described in the preceding clauses (a) through (n) of this section.

     12.3 From and after Closing, Seller and Anton will use their best efforts to assist Buyer in obtaining all third party consents which may be required or desired in connection with existing contracts.

     12.4 As of December 31, 1996 Seller did not have, and as of the date hereof Seller does not have, any debt, liability, or obligation of any nature, including, but not limited to, claims by or liability to past or present employees for wages and employee benefits, whether accrued, absolute, contingent, or otherwise and whether due or to become due, that may or could be asserted against Buyer except such liabilities as are being expressly assumed by Buyer.

     12.5 No representation or warranty by Seller or Anton set forth herein or in any schedule hereto or certificate furnished in connection with the transactions c on behalf of the Buyer by the President and Treasurer of the Buyer to such effect; and

          (a) Buyer shall have executed and delivered the Consulting Agreement, the Debt Conversion and Registration Rights Agreement, the Promissory Note and Deed of Trust evidencing the New Anton Loan, the contract for the purchase and sale of the building, attached as Exhibit E, and the related Promissory Note and Deed of Trust attached as Exhibit F and G, the leases attached as Exhibit H and the documents regarding the LAA Activities;


                                  ARTICLE XIII

                          Survival and Indemnification

     13.1 The respective representations and warranties of the Seller and Larry Anton, on the one hand, and Buyer, on the other hand, contained in Articles IX and X respectively shall survive the Closing and shall remain in full force and effect thereafter until the date one (1) year after the Closing Date; provided, (a) the representations and warranties of Seller and Anton contained in Section 9.2 and 9.5 shall survive the Closing and shall remain in full force and effect thereafter; and (b) the representations and warranties of the Seller and Larry Anton contained in Sections 9.7 and 9.13 shall survive the Closing and shall remain in full force and effect thereafter until the expiration of the applicable statute of limitations, as extended. No party may assert a claim or bring an action for indemnification in respect to breaches or inaccuracies of representations and warranties by another party set forth in this Agreement unless written notice of such claim is received by the party from whom indemnification is sought within the time periods set forth above.

     13.2 Upon the terms and subject to the conditions set forth in Section 13.5, from and after the Closing Date, Seller and Anton jointly and severally agree to indemnify and defend Buyer and hold Buyer harmless from, against, and in respect of any and all claims (including, without limitation, product liability claims), demands, losses, costs, expenses, damages, and deficiencies, including, without limitation, interest, penalties, and attorneys' fees (collectively "Damages"), that Buyer shall suffer or incur, which arise or result from or relate to (a) the ownership, management, operation, or use of the Transferred Assets by Seller prior to the date hereof, (b) the conduct of the Business prior to the date hereof, (c) any and all liabilities, obligations, or commitments of Seller of any nature, whether absolute, accrued, contingent, or otherwise, except those expressly assumed by Buyer pursuant to Section 5.1 above, (d) any breach by Seller of any of the agreements, warranties, or covenants of Seller set forth in this Agreement, and (e) any inaccuracy in any of the representations of Seller set forth in this Agreement.

     13.3 Upon the terms and subject to the conditions set forth in Section 13.5, from and after the Closing Date, Buyer agrees to indemnify and defend Seller and hold Seller harmless from, against, and in respect of any and all Damages that Seller shall suffer or incur, which arise or result from or relate to (a) the ownership, management, operation or use of the Transferred Assets by Buyer subsequent to the date hereof, (b) the conduct of the Business after the date hereof, (c) any and all liabilities or obligations of Seller of any nature, whether absolute, accrued, contingent, or otherwise, expressly assumed by Buyer pursuant to Section 5.1 above, (d) any breach of any of the agreements, warranties, or covenants of Buyer set forth in this Agreement, and
(e) any inaccuracy in any of the representations of Buyer set forth in this Agreement.

     13.4 Each party agrees to notify the party or parties from whom indemnification is to be sought ("Indemnitor") promptly after learning of the assertion of any claim, demand, examination, audit, or action in consequence of which Indemnitor might become liable under the provisions of this Article; provided, however, that the failure to give any such notice shall not adversely affect any rights to indemnification hereunder unless Indemnitor shall have been materially prejudiced by such failure. Such notice shall include a description of, and furnish reasonable details with regard to, any such claim, demand, examination, audit, or action. If the claim involves a third party claim, then the Indemnitor shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such claim, except that the party claiming indemnification (the "Indemnitee") may elect, at any time and at the Indemnitee's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Claim. If the Indemnitee so elects (for reasons other than the Indemnitor's failure or refusal to provide a defense to such claim), then the Indemnitor shall have no obligation to indemnify the Indemnitee with respect to such claim. In the event of any litigation with a third party to which the foregoing provisions of this Article relate, Indemnitee agrees to cooperate with Indemnitor in connection therewith and to make all books, records, and documents in its possession and in existence available to Indemnitor, or its duly authorized representatives, upon request, for inspection and copying at Indemnitor's expense. Nothing contained in this Section shall be construed to limit the rights of the parties to discovery under the procedural rules relevant to any proceeding. Indemnitor shall reimburse Indemnitee on demand for any payment made or cost incurred by Indemnitee at any time in respect of any claims to which the foregoing indemnity relates.

     13.5 Notwithstanding anything to the contrary contained herein (but not including the separate indemnification provided at Section 13.6) no indemnification shall be required to be made by any party hereto until the aggregate amount of losses incurred or suffered by the Indemnitee exceeds $25,000 (and then only to the extent of such excess).

     13.6 Separately, Buyer hereby indemnifies and holds harmless the Seller against any costs, losses or expenses incurred by the Seller as the result of Buyer's use of Summit National Bank's Irrevocable Standby Letter of Credit No. 1046 in the face amount of $70,000 issued on behalf of the Seller for the benefit of Forstmann & Company, Inc.


                                   ARTICLE XIV

                               Employment Matters

     14.1 Those employees of Seller who accept an offer of employment from Buyer and who become employed by Buyer (the "Transferred Employees') will be entitled after Closing to participate in Buyer's employee benefit programs in accordance with the terms thereof as of the Closing Date (including any and all amendments to those programs made thereafter).

     14.2 Buyer agrees to pay severance benefits, to the extent that the nature and the amount of such benefits are set forth on Schedule 14.2, to those employees employed by Seller immediately prior to the Closing Date which Buyer does not employ as of the Closing Date.

     14.3 Buyer will assume liability arising from workers' compensation claims which are based on injuries occurring prior to Closing for which an award or judgment has not yet been made or rendered and which are fully disclosed on Schedule 14.3.

     14.4 Buyer will assume responsibility for the satisfaction of all claims for medical, dental, life insurance, health, accident, disability or other benefits brought by or in respect of Transferred Employees under any of Seller's welfare benefit plans where the claims were incurred prior to the Closing to the extent that the nature and amount of such claims are fully disclosed on Schedule 14.4 hereto.

     14.5 The Transferred Employees shall be credited by Buyer with all accrued but unused vacation time to which they are entitled under Seller's vacation policy as described in Schedule 14.5 hereto.

     14.6 Effective as of the Closing Date, Buyer will cover the Transferred Employees and their dependents under Buyer's health insurance plan in accordance with the terms thereof or will otherwise provide medical benefits comparable to those currently provided by Buyer to its Employees. In addition, Buyer will offer health insurance coverage or comparable medical benefits to former employees of Seller (together with their eligible dependents) who had been employed by Seller immediately prior to termination of employment and who, as of the Closing Date, either (i) already had elected continued coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or (ii) are in an election period status under COBRA as of the Closing Date (for purposes of this subsection), (iii) only, Seller's employees on the Closing Date who are not Transferred Employees will be considered to be in an election period as of the Closing Date) provided that such coverage shall not extend beyond the period that Seller would have had to provide continuation coverage under COBRA.

     14.7 Should Buyer's action result in a plant closing or mass layoff pursuant to the provisions of the Worker Adjustment Retraining Notification Act ("WARN"), Buyer agrees that Buyer shall be responsible for providing notice to said employees of Seller who are not employed by Buyer on the Closing Date in accordance with the provisions of WARN and further agrees to indemnify and hold Seller harmless against and to reimburse Sellers for any and all liabilities and/or losses incurred by Seller as a result of Buyer's breach of this Section 14.7.


                                   ARTICLE XV

                                   Termination

     15.1 This Agreement may be terminated before the Closing (i) by mutual written consent of Seller and Buyer; (ii) by written notice from Seller to Buyer if Seller is not in default or breach in a material respect of their representations, warranties, covenants or agreements under this Agreement, if all the conditions in Section 12.3 have not been satisfied by the date scheduled for Closing; (iii) by written notice from Buyer to Seller, if Buyer is not in default or breach in any material respect of its representations, warranties, covenants or agreements under this Agreement, if all the conditions set forth in Section 12.2 have not been satisfied by the date scheduled for Closing; or (iv) by either party to the other if the Closing has not taken place on or before January 31, 1997.


                                   ARTICLE XVI

                                  Miscellaneous

     16.1 Buyer will pay all transfer, sales and use taxes with respect to the transfer of the Transferred Assets. To the extent that such taxes are required to be and are paid to Seller, Seller agrees to remit all such amounts paid on behalf of Buyer to the appropriate tax authorities.

     16.2 On and after Closing each party, at the request of the other party and without additional consideration, shall execute and deliver or cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other may require to convey and deliver the Transferred Assets to Buyer, to perfect Buyer's title thereto and to accomplish the orderly transfer of the Transferred Assets and the Business to Buyer in the manner contemplated by this Agreement.

     16.3 Except as otherwise specifically set forth in this Agreement, Seller and Buyer shall each bear their own expenses which they incur in connection with the execution and performance of this Agreement.

     16.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

     16.5 Except to the extent required by law, no public announcements regarding the existence of this Agreement or the transactions contemplated hereunder will be made without first receiving the prior written consent and approval of the other party, which consent shall not be unreasonably withheld. Seller agrees to give such consent to Buyer at the time a bank commitment for the transaction is received by Buyer.

     16.6 This Agreement is for the sole benefit of the parties hereto, and for the benefit of no other person. Nothing contained herein is intended or shall be construed to give any person other than Buyer and Seller any legal or equitable right, duty, power, privilege, remedy or claim under or in respect to this Agreement or any provision contained herein.

     16.7 Any notice or other communication required or permitted to be given by either party hereto to the other party hereto shall be in writing and delivered in person, delivered by commercial overnight delivery service or mailed by prepaid registered or certified mail, addressed:

          If to Seller, to:

          Star Point Enterprises, Inc.
          8224 White Settlement Road
          Fort Worth, Texas 76108
          Attn:  Laurence H. Anton

          With a copy to:

          Kevin G. Levy, Esq.
          Kelly, Hart & Hallman, P.C.
          201 Main Street, Suite 2500
          Forth Worth, Texas 76102

          If to Buyer, to:

          Carlyle Golf, Inc.
          10550 E. 54th Avenue
          Denver, Colorado 80239
          Attn:  Jerome M. Hause

          With a copy to:

          S. Lee Terry, Jr., Esq.
          Gorsuch, Kirgis L.L.C.
          1401 17th Street, Suite 1100
          Denver, Colorado 80202

or to such other address for such party as may be designated by it by notice pursuant hereto. A notice shall be deemed delivered when delivered personally or by commercial overnight delivery service or, if given by mail as aforesaid, at the time and date the same is postmarked.

     16.8 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as herein set forth, there are no warranties, express or implied, by either party hereto to the other.

     16.9 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado.

     16.10 This Agreement may not be amended or modified in any respect except by a writing executed by the parties hereto. Any failure by either party to comply with any of its obligations, agreements, covenants or indemnities contained in this Agreement may be waived in writing, but not in any other manner, by the party against which enforcement of the waiver is sought.

     16.11 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     16.12 In the event any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

     16.13 From and after the Closing, Buyer will reasonably cooperate with Seller in connection with the audit by the Internal Revenue Service for the year ended December 31, 1994, along with any other audits, and will make available to Seller such books and records with respect to the Business as Seller may reasonably request.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                   BUYER:
                                   CARLYLE GOLF, INC.



                                   By: /s/ Jerome M. Hause
                                        Jerome M. Hause
                                        President and Chief Operating Officer


                                   SELLER:
                                   STAR POINT ENTERPRISES, INC. d/b/a
                                   PRO-LINE CAP COMPANY



                                   By:  /s/ Laurence H. Anton
                                        Laurence H. Anton
                                        President and Chief Executive Officer


                                   LAURENCE H. ANTON


                                     /s/ Laurence H. Anton

                                    SCHEDULES


1.1(a)    Equipment to be Acquired and Certain Permitted Liens

1.1(b) Excluded Assets Including Personal Affects and Furnishing Owned by Larry Anton

1.2       Inventory and Excluded Inventory

1.4       Intellectual Property Rights

1.6       Contract Rights

1.7       Bank Accounts

2(a)      Certain Excluded Intangible Assets

2(b)      Excluded Merchandise Samples

2(d) Certain Assets Related to the Proposed Activities of Larry Anton & Associates, Inc.

5.1(b)    Debt and Accrued Interest Assumed

5.1(c)    Anton Debt

9.2       No Conflicts (Seller)

9.5       Liens and Encumbrances

9.9       Employees and Employee Benefits

9.10      Claims and Litigation

9.14      Material Events since September 30, 1996

10.3      No Conflicts (Buyer)

14.2      Severance Benefits

14.3      Workers' Compensation Claims

14.4      Benefits Claims

14.5      Vacation Policy

                                    EXHIBITS

A    Seller's December 31, 1996 Balance Sheet

B    Secured Promissory Note for the New Anton Loan

C    Deed of Trust

D    Debt Conversion and Registration Rights Agreement

E    Contract for Purchase and Sale of Building

F    Secured Promissory Note for the Building

G    Deed of Trust

H    Building Leases

I    Consulting Agreement

J    Opinion of Seller's Counsel

K    Opinion of Buyer's Counsel

                 [EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED]